Mail Stop 3651

      July 5, 2005

Ms. Paula E. Manley
Chief Financial Officer
Enesco Group, Inc.
225 Windsor Drive
Itasca, Illinois 60143

	Re:	Enesco Group, Inc.
      Form 10-K for the Year Ended December 31, 2004
      File No. 0-1349

Dear Ms. Manley:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,



      Michael Moran
								Accounting Branch Chief

??

??

??

??


UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0405

         DIVISION OF
CORPORATION FINANCE